UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

August 12, 2008	000-52641
Date of Report (Date of earliest event reported)	Commission File Number

SILVER RESERVE CORP.
(Exact name of registrant as specified in its charter)

Delaware	98-0492752
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1135 Terminal Way; Suite 207B Reno, Nevada 89502
(Address of Principal Executive Offices) (Zip Code)

1-866-448-1073

(Registrant’s telephone number, including area code)

Item 5.02 Departure of Directors or Certain Officers; Appointment of Certain Officers

On August 7, 2008 Silver Reserve Corp. (the “Company” or “Silver Reserve”) accepted the resignation of Joanne Hughes as Corporate Secretary effective immediately. There were no disagreements between Ms. Hughes and the Company with regards to its operations, policies or procedures.

On August 7, 2008 the Company appointed Janet Shuttleworth to the position of Corporate Secretary. Ms. Shuttleworth accepted the position on August 12, 2008. Ms. Shuttleworth is also the Treasurer of the Company and has over twenty years of accounting experience. She previously worked for Central Guaranty Trust Company as a financial analyst, and for Central Park Lodges as an accountant. Ms. Shuttleworth is 46 years old.

Item 8.01 Other Events

Letter of Intent to Acquire Infrastructure Materials Corp.

On August 12, 2008 Silver Reserve announced that it has entered into a non-binding letter of intent (the “LOI”) dated as of August 12, 2008 to acquire as a wholly-owned subsidiary Infrastructure Materials Corp. US (“Infrastructure US”), a Nevada corporation holding all of the outstanding capital stock of Infrastructure Materials Corp. Canada, a Canadian corporation (“Infrastructure Canada”). Infrastructure US and Infrastructure Canada own limestone mineral properties in the United States and Canada, respectively, and each is actively engaged in the process of acquiring additional limestone mineral properties. Under the terms of the proposed transaction Silver Reserve will issue 1,500,000 shares of its common stock in exchange for all of the outstanding capital stock of Infrastructure US. Todd Montgomery, the Company’s Chief Executive Officer, is the sole shareholder of Infrastructure US.

The transaction contemplated in the LOI is contingent upon Silver Reserve’s due diligence review and the negotiation and execution of a definitive agreement. Silver Reserve has agreed to complete its due diligence review within 30 days following the date of the LOI.

Item 9.01 Exhibits

99.1	Press Release of Silver Reserve Corp. dated August 13, 2008, entitled "New Acquisition Planned"
99.2	Letter of Intent between Silver Reserve Corp. and Todd Montgomery dated August 12, 2008

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER RESERVE CORP.

August 13, 2008
	By:	/s/ Janet Shuttleworth
	Name:	Janet Shuttleworth
	Title:	Secretary